EXHIBIT 10(F)
BOARD OF DIRECTORS’ COMPENSATION

	2005	2006
Compensation Component
Retainer	$10,000	$10,000

Board Meetings (6 meetings @ $3,700 per meeting)	$19,200	$22,200
Board Telephone Meeting	$1,500	$1,500

Management Interaction Day	$2,000	$2,000
Special Meetings	$1,000	$1,000

Audit Committee
Committee Member Meetings	$2,100	$2,600
Committee Chair Meetings	$4,200	$4,700
Regularly Scheduled Audit Telephone Meetings/Committee Member	$1,000	$1,000
Regularly Scheduled Audit Telephone Meetings/Committee Chair	$1,500	$1,500

Other Committees
Committee Member Meetings	$2,100	$2,600
Committee Chair Meetings	$2,600	$3,100
Telephone Meetings (as needed)	$500	$500

Chairman of the Board (Yearly Restricted Stock Grant)	$200,000	$200,000

Annual Restricted Stock Value (other than Chairman)	$100,000	$100,000